EXHIBIT 4.6


                             STOCK OPTION AGREEMENT

      This Stock Option Agreement is made as of November 13, 2003 by and between TNX Television Holdings, Inc. (formerly named SZM Distributors, Inc.) (the "Corporation"), and ________ (the "Optionee") with an address of
______________________.

                                    RECITALS

      WHEREAS, in consideration for services provided to TNCI UK, Ltd ("TNCI UK"), TNCI UK granted to Optionee [#] stock options on [DATE];

      WHEREAS, such options were subsequently converted to options (the "Options") to purchase [#] shares of the Corporation's common stock, par value $.001 per share (the "Option Shares") in connection with the reverse merger between SZM Distributors, Inc., SZMD Acquisition II, Inc., a wholly owned subsidiary of SZM Distributors, Inc. and TNX Television, Inc., which occurred on November 13, 2003. The stock options granted herein are not "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended.

      NOW THEREFORE, specifically incorporating these recitals herein, it is agreed as follows:

                                    AGREEMENT

                                    SECTION 1
                                 GRANT OF OPTION

1.1 NUMBER OF SHARES. Subject to the terms and conditions of this Agreement, the Corporation grants to Optionee, Options to purchase from the Corporation _________ Option Shares.

1.2 EXERCISE PRICE. Each Option Share is exercisable at a price of US $________ per share (the "Option Price").

1.3 TERM. The Expiration Date for all Options shall be __________.

1.4 VESTING. The Options granted herein shall vest in accordance with the following vesting schedule: _____________________________.

1.5 CONDITIONS OF OPTION. The Options may be exercised immediately upon vesting, subject to the terms and conditions as set forth in this Agreement.


                                    SECTION 2
                               EXERCISE OF OPTION

2.1 DATE EXERCISABLE. The Options shall become exercisable by Optionee in accordance with Section 1.4 above.


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2.2 MANNER OF EXERCISE OF OPTIONS AND PAYMENT FOR COMMON STOCK.  The Options may
be exercised by the Optionee, in whole or in part, by giving written notice to the Secretary of the Corporation, setting forth the number of Option Shares with respect to which Options are being exercised. The purchase price of the Option Shares upon exercise of the Options by the Optionee shall be paid in full in cash.

2.3 STOCK CERTIFICATES. Promptly after any exercise in whole or in part of the Options by Optionee, the Corporation shall deliver to Optionee a certificate or certificates for the number of Option Shares with respect to which the Options were so exercised, registered in Optionee's name.

                                    SECTION 3
                               NONTRANSFERABILITY

3.1 RESTRICTION. The Options shall not be transferable by the Optionee otherwise than by will or the laws of descent and distribution, and, during the lifetime of such individual, shall not be exercisable by any other person, but only by him.

                                    SECTION 4
                   NO RIGHTS AS SHAREHOLDER PRIOR TO EXERCISE

4.1 Optionee shall not be deemed for any purpose to be a shareholder of Corporation with respect to any shares subject to the Options under this Agreement to which the Options shall not have been exercised.

                                    SECTION 5
                                   ADJUSTMENTS

5.1 NO EFFECT ON CHANGES IN CORPORATION'S CAPITAL STRUCTURE. The existence of the Options shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any adjustments, recapitalization, reorganization, or other changes in the Corporation's capital structure or its business, or any merger or consolidation of the Corporation, or any issue of bonds, debentures, preferred or preference stocks ahead of or affecting the Option Shares, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

5.2 ADJUSTMENT TO OPTION SHARES. In the event that the outstanding common stock of the Corporation is hereafter changed by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, reverse split, stock dividend or the like, an appropriate adjustment shall be made in the number of shares and option price per share subject to the Options. If the Corporation shall be reorganized, consolidated, or merged with


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


another corporation, the holder of this Option shall be entitled to receive upon the exercise of this Option the same number and kind of shares of stock or the same amount of property, cash or securities as the holder would have been entitled to receive upon the happening of any such corporate event as if the holder had been, immediately prior to such event, the holder of the number of shares covered by this Option.

Any adjustment in the number of shares shall apply proportionately to only the unexercised portion of the Option granted hereunder. If fractions of a share would result from any such adjustment, the adjustment shall be revised to the next lower whole number of shares.

                                    SECTION 6
                                   TERMINATION

6.1 TERMINATION: The Option will terminate immediately upon termination of the Optionee by the Corporation for "cause", as defined below. In the event of cessation of the Optionee's relationship with the Corporation or any Affiliate (as defined below) other than for "cause", the Option will terminate on the later of (a) February 13, 2005 or (b) 90 days after cessation, unless cessation is due to death or total disability, in which case (i) the portion of this Option that is vested at the time of such termination plus (ii) a pro rata amount of any portion of this Option subject to a periodic vesting schedule that would have accrued on the next vesting date had the Optionee not died or become totally disabled shall terminate one year after cessation of such relationship. All unvested options, except those discussed under (ii) of the preceding sentence, will terminate immediately upon the cessation of the Optionee's relationship with the Corporation or any Affiliate for any reason, including, without limitation, termination for cause, resignation, death or disability.

6.2 DEFINITIONS.

            (A) For purposes of this Agreement, "cause" shall include (and is not limited to) dishonesty with respect to the Corporation or any Affiliate, insubordination, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information, breach by the Optionee of any provision of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement between the Optionee and the Corporation or any Affiliate, and conduct substantially prejudicial to the business of the Corporation or any Affiliate. The determination of the Board of Directors of the Corporation as to the existence of "cause" will be conclusive on the Optionee and the Corporation. "Cause" is not limited to events which have occurred prior to an Optionee's termination of service, nor is it necessary that the Board of Directors' finding of "cause" occur prior to termination. If the Board of Directors determines, subsequent to an Optionee's termination of service but prior to the exercise of an Option, that either prior or subsequent to the Optionee's termination the Optionee engaged in conduct which would constitute "cause," then the right to exercise any Option is forfeited. Any definition in an agreement between the Optionee and the Corporation or an Affiliate, which contains a conflicting definition of "cause" for termination and which is in effect at the time of such termination, shall supersede the definition in this Agreement with respect to that Optionee.


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


            (B) "Affiliate" means a corporation or other entity which, for purposes of Section 424 of the Internal Revenue Code of 1986, as amended, is a parent or subsidiary of the Corporation, direct or indirect.


                                    SECTION 7
                            MISCELLANEOUS PROVISIONS

7.1 DISPUTES. Any dispute or disagreement that may arise under or as a result of this Agreement, or any question as to the interpretation of this Agreement, may be determined by the Board in its absolute and uncontrolled discretion, and any such determination shall be final, binding, and conclusive on all affected persons.

7.2 NOTICES. Any notice that a party may be required or permitted to give to the other shall be in writing, and may be delivered personally, by overnight courier or by certified or registered mail, postage prepaid, addressed to the parties at their current principal addresses, or such other address as either party, by notice to the other, may designate in writing from time to time.

7.3 LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

7.4 TITLES AND CAPTIONS. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor effect the interpretation of this Agreement.

7.5 ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties and supersedes any prior understandings and agreements between them respecting the subject matter of this Agreement.

7.6 AGREEMENT BINDING. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

7.7 PRONOUNS AND PLURALS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or persons may require.

7.8 FURTHER ACTION. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

7.9 PARTIES IN INTEREST. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

7.10 SAVINGS CLAUSE. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.


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


IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date set forth below.

TNX TELEVISION HOLDINGS, INC.


By:                                       Date:
   -----------------------------
   Name:
   Title:

The undersigned Optionee hereby acknowledges receipt of an executed original of this Stock Option Agreement, accepts the Options granted thereunder, and agrees to the terms and conditions thereof.

Dated:
      --------------------

OPTIONEE

-------------------------------



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


                          TNX TELEVISION HOLDINGS, INC.

                       NOTICE OF EXERCISE OF STOCK OPTION

The undersigned hereby exercises the Stock Options granted by TNX Television Holdings, Inc. and seeks to purchase ____________________ shares of Common Stock of the Corporation pursuant to said Options. The undersigned understands that this exercise is subject to all the terms and provisions of the Stock Option Agreement dated as of ______________.

Enclosed is a check in the sum of $_____________________ in payment for such shares.


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Signature of Optionee

Date:
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